Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Third Quarter of 2016

Clearwater, FL. – November 8, 2016 - Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended September 30, 2016.

Third Quarter Highlights

•	28% increase in gross premiums earned for 3Q16 as compared to 3Q15

•	36% increase in policy count at September 30, 2016 as compared to September 30, 2015

•	Net income of $10.9 million for 3Q16 and $36.7 million YTD 2016

•	Stockholders’ equity of $377.2 million at September 30, 2016 increased 14% compared to September 30, 2015

•	Return on average equity of 11.7% in 3Q16

•	Repurchased 284,377 shares for a total of $4.0 million in 3Q16; $49 million remains in share repurchase authorization

•	Continued growth in voluntary personal lines aided by expansion in North Carolina with 4,899 policies-in-force at September 30, 2016

•	Began writing policies in South Carolina with production showing steady growth month over month

Bruce Lucas, the Company’s Chairman and CEO, said, “Florida experienced its first hurricane in over ten years during the third quarter. Our vertically integrated claims department was instrumental in our response to Hurricane Hermine and we were able to respond efficiently to the needs of our policyholders. Our ability to quickly service policyholders, many within hours of the storm, demonstrates the benefits of our unique approach to managing claims. Losses from the storm were contained, and our current estimate for losses related to Hurricane Hermine is $4 million. Despite the hurricane, I am pleased to report net income of $10.9 million and return on average equity of 11.7 percent for the quarter.”

Quarterly Dividend

The Company announced that its Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.06 per share. The fourth quarter dividend of $0.06 per share is payable on January 4, 2017 to stockholders of record as of December 15, 2016. The declaration and payment of any future dividends will be subject to the discretion of the Board of Directors and will depend on a variety of factors including the Company’s financial condition and results of operations.

Results of Operations

The following table summarizes our results of operations for the three and nine months ended September 30, 2016 and 2015 (in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change		2016	2015	Change
Revenue
Gross premiums written	$147,232	$148,993	(1)%		$471,793	$418,558	13%
Gross premiums earned	$164,696	$128,234	28%		$480,276	$381,336	26%
Ceded premiums	$(63,141)	$(45,873)	38%		$(163,461)	$(102,640)	59%
Net premiums earned	$101,555	$82,361	23%		$316,815	$278,696	14%
Total operating revenue	$109,306	$89,244	22%		$336,151	$293,460	15%
Income before taxes	$18,612	$27,715	(33)%		$60,408	$116,997	(48)%
Net income	$10,930	$16,813	(35)%		$36,720	$72,269	(49)%
Per Share Data:
Book value per share	$13.00	$10.98	18%		$13.00	$10.98	18%
Earnings per diluted share	$0.37	$0.55	(33)%		$1.23	$2.39	(49)%
Return on average equity	11.7%	20.9%	(9.2)	pts	20.0%	32.8%	(12.8)	pts
Ratios to Gross Premiums Earned:
Ceded premium ratio	38.4%	35.8%	2.6	pts	34.0%	26.9%	7.1	pts
Loss ratio	32.7%	27.9%	4.8	pts	35.3%	26.8%	8.5	pts
Expense ratio	22.3%	20.1%	2.2	pts	22.1%	19.5%	2.6	pts
Combined ratio	93.4%	83.8%	9.6	pts	91.4%	73.2%	18.2	pts
Ratios to Net Premiums Earned:
Loss ratio	53.1%	43.5%	9.6	pts	53.6%	36.7%	16.9	pts
Expense ratio	36.2%	31.3%	4.9	pts	33.4%	26.6%	6.8	pts
Combined ratio	89.3%	74.8%	14.5	pts	87.0%	63.3%	23.7	pts

  Third Quarter Financial Results

Net income for the third quarter of 2016 was $10.9 million compared to $16.8 million for the third quarter of 2015.

Gross premiums written were $147.2 million for the third quarter of 2016 compared to $149.0 million for the third quarter of 2015. The roll-out of personal residential business in North Carolina and South Carolina continues with $3.3 million and $200,000 respectively, in gross premium written for the third quarter. This voluntary business expansion in addition to the contribution from Zephyr during the quarter were offset by a lack of Citizens assumption activity as compared to the third quarter of 2015, in which $33.1 million in assumed premiums written was booked.

Gross premiums earned were $164.7 million for the third quarter of 2016 compared to $128.2 million for the third quarter of 2015. Our consolidated premiums in force as of September 30, 2016 and 2015 were approximately $646.0 million and $542.1 million, respectively, and this year-over-year increase had a favorable impact on gross premiums earned.

Ceded premiums as a percentage of gross premiums earned were 38.4% for the third quarter of 2016 compared to 35.8% for the third quarter of 2015. The increase in ceded premium ratio reflects our changing business mix to more wind-only policies and commerical residential business that carry a higher reinsurance expense but lower attritional losses. In the third quarter of 2016, wind-only and commercial residential business represented approximately 33% of our gross premiums earned versus 17% in the third quarter of 2015.

The loss ratio on a gross basis increased to 32.7% for the third quarter of 2016 from 27.9% for the third quarter of 2015, primarily due to severe weather activity, including $4 million in insured losses from Hurricane Hermine, and the impact of litigated and attorney represented claims.

The Company’s expense ratio on a gross basis was 22.3% for the third quarter of 2016 compared to 20.1% for the third quarter of 2015, primarily due to the favorable impact the larger Citizens takeout activity had on the third quarter 2015 acquisition costs.

Overall, Heritage’s combined ratio on a gross basis was 93.4% for the third quarter of 2016 compared to 83.8% for the third quarter of 2015.

First Nine Months of 2016 Financial Results

Net income for the first nine months of 2016 was $36.7 million as compared to $72.3 million for the first nine months of 2015. The decrease in net income was primarily due to the favorable ceded premium ratio recorded in 2015 resulting from larger Citizens’ take-out activity and an increase in the Company’s incurred loss ratio in 2016 due to severe weather activity in the first and third quarters, and adverse development related primarily to litigated and attorney represented claims.

Book Value Analysis

Book value per share increased by 11% from $11.71 at December 31, 2015 to $13.00 at September 30, 2016. The Company repurchased approximately 1.4 million shares of common stock in the first nine months of 2016 pursuant to the Company’s repurchase program.

	As Of
Book Value Per Share	September 30, 2016	December 31, 2015	September 30, 2015
Numerator:
Common stockholders’ equity	$377,244	$356,553	$332,400

Denominator:
Total Shares Outstanding	29,016,744	30,441,410	30,285,410

Book Value Per Common Share	$13.00	$11.71	$10.98

Subsequent Event: Hurricane Matthew

During the fourth quarter of 2016, Hurricane Matthew impacted Florida and North Carolina where Heritage writes property insurance. Heritage teams have been working diligently to address claims of insureds that were impacted by the storm. Heritage has received approximately 2,500 claims to date related to Hurricane Matthew. At this time, the Company expects pre-tax catastrophe losses could reach approximately $30 million, less than its full retention of $40 million.

Conference Call Details:

Wednesday, November 9, 2016 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $509,184 and $370,967 in 2016 and 2015, respectively)	$517,573	$371,783
Equity securities, available for sale, at fair value (cost of $33,935 and $32,439 in 2016 and 2015, respectively)	32,205	28,313

Total investments	549,778	400,096
Cash and cash equivalents	130,835	236,277
Restricted cash	19,261	13,085
Accrued investment income	4,624	3,409
Premiums receivable, net	35,161	30,565
Prepaid reinsurance premiums	168,650	78,517
Income taxes receivable	5,280	—
Deferred income taxes	—	7,964
Deferred policy acquisition costs, net	42,129	34,800
Property and equipment, net	17,600	17,111
Intangibles, net	26,402	2,120
Goodwill	48,267	8,028
Other assets	5,727	5,426

Total Assets	$1,053,714	$837,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$125,695	$83,722
Unearned premiums	323,354	302,493
Reinsurance payable	177,867	60,210
Deferred income taxes	6,966	—
Income tax payable	—	2,092
Advance premiums	20,382	12,138
Accrued compensation	5,500	2,305
Other liabilities	16,706	17,885

Total Liabilities	676,470	480,845

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 30,141,742 shares issued and 29,016,744 outstanding at September 30, 2016 and 30,441,410 outstanding at December 31, 2015	3	3
Additional paid-in capital	206,240	202,628
Accumulated other comprehensive income (loss)	4,116	(2,033)
Treasury stock, at cost, 1,424,666 shares at September 30, 2016	(20,562)	—
Retained earnings	187,447	155,955

Total Stockholders’ Equity	377,244	356,553

Total Liabilities and Stockholders’ Equity	$1,053,714	$837,398

See accompanying notes to audited consolidated financial statements.

HERITAGE INSURANCE HOLDINGS, INC.

Consolidated Statements of Income and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUE:
Gross premiums written	$147,232	$148,993	$471,793	$418,558
Change in gross unearned premiums	17,464	(20,759)	8,483	(37,222)

Gross premiums earned	164,696	128,234	480,276	381,336
Ceded premiums	(63,141)	(45,873)	(163,461)	(102,640)

Net premiums earned	101,555	82,361	316,815	278,696
Net investment income	2,326	1,973	6,586	5,696
Net realized gains (losses)	1,119	1,946	1,762	1,827
Other revenue	4,306	2,964	10,988	7,241

Total revenue	109,306	89,244	336,151	293,460
EXPENSES:
Losses and loss adjustment expenses	53,906	35,791	169,663	102,239
Policy acquisition costs	22,597	15,512	61,478	40,858
General and administrative expenses	14,191	10,226	44,602	33,366

Total expenses	90,694	61,529	275,743	176,463

Income before income taxes	18,612	27,715	60,408	116,997
Provision for income taxes	7,682	10,902	23,688	44,728

Net income	$10,930	$16,813	$36,720	$72,269

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(1,237)	(1,168)	11,773	(6,638)
Reclassification adjustment for net realized investment (gains) losses	(1,119)	(1,946)	(1,762)	(1,827)
Income tax benefit (expense) related to items of other comprehensive income (loss)	908	1,201	(3,862)	3,265

Total comprehensive income	$9,482	$14,900	$42,869	$67,069

Weighted average shares outstanding
Basic	29,213,222	30,177,633	29,742,984	29,952,668

Diluted	29,213,222	30,483,553	29,786,156	30,289,328

Earnings per share
Basic	$0.37	$0.56	$1.23	$2.41
Diluted	$0.37	$0.55	$1.23	$2.39

See accompanying notes to audited consolidated financial statements.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write approximately $587 million and $58 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii, North Carolina and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com